Exhibit 10.1

Vislink Technology, Inc.
Non-Employee Directors Compensation Policy

This Policy (the “Policy”) has been adopted by the Board of Directors (“Board”) of Vislink Technologies, Inc. (the “Corporation”) to document and memorialize the amount, timing and form of remuneration payable by the Corporation to its non-employee directors (“Non-Employee Directors”) in consideration for their services to the Corporation. The Policy is effective June 30, 2020 (the “Effective Date”).

Except as provided below, this Policy will apply to the remuneration payable to Non-Employee Directors on or after the Effective Date and will remain in effect until this Policy is modified, replaced or terminated by the Board.

The Non-Employee Directors remuneration will include each of the following:

1.	Cash Compensation.

(i)	Annual Retainer. Each Non-Employee Director will receive an annual retainer in an amount equal to $30,000, payable in cash in equal monthly installments on the first business day of each calendar month provided that the Non-Employee Director must continue to serve as a member of the Board through the applicable payment date to receive such monthly installment payment.

(ii)	Board Chair Fee. In addition to the annual retainer described above, the non-executive Board chair, if any will receive an annual fee in an amount equal to $25,000, payable in cash in equal monthly installments on the first business day of each calendar month provided that the non-employee Board chair must continue to serve as the non-executive Board chair through the applicable payment date to receive such monthly installment payment.

(iii)	Annual Committee Membership Retainer. In addition to the annual retainer and Board chair fee described above, each member of a Board committee identified in the table below (other than the chair of such committee) shall receive an annual committee membership retainer in the amount set forth opposite the name of such committee in the table below, payable in cash in equal monthly installments on the first business day of each calendar month commencing on or after the date such Non-Employee Director was appointed to such committee, provided that the Non-Employee Director must continue to serve on such committee through the applicable payment date to receive such monthly installment payment.

Committee:	Annual Committee Membership Retainer:
Audit Committee:	$5,000
Compensation Committee:	$4,000
Nominating & Governance Committee:	$3,000

(iv)	Annual Committee Chair Retainer. The chair of each Board committee identified in the table below shall receive the annual committee chair retainer in the amount set forth opposite the name of such committee, payable in cash in equal monthly installments on the first business day of each calendar month commencing on or after the date such Non-Employee Director was appointed as the chair of such committee, provided that the Non-Employee Director must continue to serve as chair of such committee through the applicable payment date to receive such monthly installment payment.

Committee:	Annual Committee Membership Retainer:
Audit Committee:	$10,000
Compensation Committee:	$7,500
Nominating & Governance Committee:	$5,000

(v)	Temporary Reduction in Amount of Cash Compensation. As of the Effective Date of this Policy and until such time as the Board determines to restore cash compensation to normal levels or otherwise change the amount of cash compensation payable, all cash compensation payments described above will be reduced by 40%.

2.	Equity Compensation. Immediately following the annual meeting of the Corporation’s stockholders each year (commencing on the Effective Date), the Corporation will grant each Non-Employee Director an annual restricted stock award valued at $40,000 (an “Annual Equity Award”) based on the average daily closing price of the Corporation’s common stock during the 30 days preceding the grant date. Each restricted stock award granted to a Non-Employee Director shall vest on the earliest of (i) the one-year anniversary of the grant date, (ii) the close of business that is one business day prior to the Corporation’s next annual stockholder meeting following the grant date or (iii) a Change of Control of the Corporation (as defined in the Company’s 2016 Incentive Compensation Plan or any equity plan adopted by the Board to replace or supplant the 2016 Incentive Compensation Plan), in each case, provided that the grantee remains in continuous service as a Non-Employee Director through the applicable vesting date.

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